December 11, 2001

Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045

Fiserv, Inc.
Registration Statement on Form S-3

Dear Sirs:

         I have acted as counsel to Fiserv, Inc., a Wisconsin corporation ("Fiserv"), in connection with its Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed resales of up to 2,721,615 shares of its Common Stock, $.01 par value (the "Shares"), and related Preferred Stock Purchase Rights (the "Rights"), by certain Selling Shareholders.

         In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation, as amended, and By-Laws, as amended, of Fiserv.

         Based upon the foregoing, I am of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

         2. The Shares have been duly authorized and are validly issued and fully paid and non-assessable subject to Section 180.0622(b) of the Wisconsin Business Corporate Law and judicial interpretations thereof.

         3. The Rights are validly issued.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Matters" in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I am an "expert" within the meaning of
Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/S/ CHARLES W. SPRAGUE
Charles W. Sprague
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary